August 2019 MSELN-397-C Registration Statement No. 333-227001 Dated August 22, 2019 Filed Pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021
Principal at Risk Securities
The Trigger Jump Securities, which we refer to as the securities, offer the opportunity for investors to earn a fixed payment based on the performance of the worst performing of the common stocks set forth below. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 46.30% if the closing price of the worst performing underlying stock on the valuation date is greater than or equal to its initial share price. If the closing price of the worst performing underlying stock on the valuation date is less than its initial share price, but greater than or equal to its trigger price, you will receive the principal amount of the securities, and no additional return.  If the closing price of the worst performing underlying stock on the valuation date is less than its trigger price, you will receive a cash payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in its final share price from its initial share price. This amount will be less than $7.00 per security and could be zero. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and return above the fixed upside payment in exchange for the upside payment feature. The securities are senior unsecured obligations of Royal Bank of Canada, and all payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Aggregate principal amount:	$
Stated principal amount/issue price:	$10 per security
Pricing date:	August 23, 2019
Issue date:	August 28, 2019 (three business days after the pricing date)
Valuation date:	August 23, 2021, subject to postponement for non-trading days or certain market disruption events
Maturity date:	August 26, 2021
Underlying stock:	The common stock of Amazon, Inc. (Bloomberg symbol: “AMZN”) The common stock of The Walt Disney Company (Bloomberg symbol: “DIS”)
Payment at maturity:
•       If the final share price of each underlying stock is greater than or equal to the initial share price:
$10 + upside payment
•       If the final share price of the worst performing underlying stock is less than its initial share price:
but greater than or equal to its trigger price, you will receive the principal amount.
•       If the final share price of any underlying stock is less than its trigger price:
$10 × share performance factor of the worst performing underlying stock
This amount will be less than $7.00 and could be zero. There is no minimum payment at maturity.

Upside payment:
$4.63 per security (46.30% of the stated principal amount)
Accordingly, even if the final share price of the worst performing underlying stock is significantly greater than its initial share price, your payment at maturity will not exceed $46.30 per security.

Trigger price:	With respect to AMZN, $ , which is 70% of the initial share price With respect to DIS, $ , which is 70% of the initial share price
Initial share price:
With respect to AMZN, $   , which was the closing price of one share of this underlying stock on the pricing date
With respect to DIS, $   , which was the closing price of one share of this underlying stock on the pricing date

Final share price:	With respect to each underlying stock, the closing price of one share of the underlying stock on the valuation date times the adjustment factor on that date
Share performance factor:	With respect to each underlying stock, final share price / initial share price
Word performing underlying stock:	The underlying stock with the lowest share performing factor
Adjustment factor:	With respect to each underlying stock,1.0, subject to adjustment in the event of certain events affecting that underlying stock, see “Additional Terms of the Securities - Adjustment factor” below.
CUSIP/ISIN:	78014J405/US78014J4058
Listing:	The securities will not be listed on any securities exchange.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10.00	$0.20(1)
		$0.05(2)	$9.75
Total	$	$	$
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.25 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management ("MSWM") a fixed sales commission of $0.20 for each security that MSWM sells.  See “Supplemental Information Regarding plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities. The initial estimated value of the securities as of the pricing date is expected to be between $9.435 and $9.635 per $10 security, and will be less than the price to public. The pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the securities involves certain risks.  See “Risk Factors” beginning on page 5 of this document, on page S-1 of the accompanying prospectus supplement and on page 1 of the accompanying prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated September 7, 2018
Prospectus dated September 7, 2018
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
Investment Summary
The Trigger Jump Securities
Principal at Risk Securities
The Trigger Jump Securities can be used:
◾
As an alternative to direct exposure to the underlying stocks that provides a fixed positive return if the worst performing underlying stock has appreciated from the pricing date to the valuation date, or if its value is unchanged.

◾	To enhance returns and potentially outperform the underlying stocks in a moderately bullish scenario.
◾
To obtain limited protection against the loss of principal in the event of a decline in the worst performing underlying stock from the pricing date to the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price of the worst performing underlying stock is less than its trigger price on the valuation date, the securities are exposed on a 1:1 basis to the negative performance of the worst performing underlying stock.

Maturity:	Approximately 2 years
Upside payment:	$4.63 (46.30% of the stated principal amount)
Trigger price:	70% of the applicable initial share price
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Key Investment Rationale
Investors can use the securities to obtain contingent protection against a loss of principal in the event of a decline in the worst performing underlying stock as of the valuation date, but only if its final share price is greater than or equal to its trigger price. The trigger price of each underlying stock is 70% of its initial share price.  At maturity, if the price of each underlying stock does not change or has increased from its initial share price, the investor will receive a positive return of 46.30% on the securities.  However, if the price of the worst performing underlying stock has decreased below its trigger price, investors will lose 1% for every 1% decline from the initial share price to the final share price.  In this case, the payment at maturity will be less than $7.00 and could be zero.  Investors may lose their entire initial investment in the securities.
Upside Scenario
The final share price of the worst performing underlying stock is greater than or equal to its initial share price.  In this scenario, we will pay $14.63 per security (146.30% of the stated principal amount).  Accordingly, even if the final share price of the worst performing underlying stock is significantly greater than its initial share price, your payment at maturity will not exceed $14.63 per security, and your return may be less than if you invested in the worst performing underlying stock directly.

Par Scenario
The final share price of the worst performing underlying stock is less than its initial share price, but greater than or equal to its trigger price. In this scenario, you will receive the principal amount.

Downside Scenario
The final share price of the worst performing underlying stock has decreased below its trigger price.  In this scenario, we will pay for each security an amount that is less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the worst performing underlying stock from its initial share price.  This amount will be less than $7.00 per security and could be zero. There is no minimum payment at maturity.

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
•	Prospectus Supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
How the Trigger Jump Securities Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the worst performing underlying stock.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$4.63 (46.30% of the stated principal amount)
Maximum payment at maturity:	$14.63
Trigger price:	70% of the initial share price
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

How it works
◾
Upside Scenario. If the final share price of the worst performing underlying stock is greater than or equal to its initial share price, the payment at maturity on the securities is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment of $4.63 per security. In the payoff diagram, an investor would receive the payment at maturity of $14.63 per security at any final share price of the worst performing underlying stock greater than or equal to the initial share price of the worst performing underlying stock.

◾
Par Scenario. If the final share price of the worst performing underlying stock is less than its initial share price, but is greater than or equal to its trigger price, the payment at maturity will be $10 per security.

◾
Downside Scenario. If the final share price of the worst performing underlying stock is less than its trigger price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final share price of the worst performing underlying stock from its initial share price. This amount will be less than $7.00 per security and could be zero. For example, if the price of the worst performing underlying stock has decreased by 70%, the payment at maturity would be $3.00 per security (30% of the stated principal amount). There is no minimum payment at maturity on the securities.

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
Risk Factors
An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in its most recent annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.
◾
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price of the worst performing underlying stock is less than its trigger price, you will receive a cash payment for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the worst performing underlying stock.  This amount will be less than $7.00 per security and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

◾
The appreciation potential of the securities is fixed and limited.  Where the final share price of the worst performing underlying stock is greater than or equal to its initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $4.63 per security (46.30% of the stated principal amount), even if the final share price of one or both of the underlying stocks are significantly greater than its initial share price.  See “How the Securities Work” above.

◾
You are exposed to the market risk of both underlying stocks with respect to the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of the underlying stocks. Rather, it will depend upon the independent performance of each underlying stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each of the underlying stocks. Poor performance by one underlying stock over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stock.  In order for you not to lose a portion of your principal amount, both underlying stocks must close at or above their respective trigger prices on the valuation date.  If either underlying stock has decreased below its respective trigger price as of the valuation date, you will be fully exposed to the decrease in the worst performing underlying stock on a 1 to 1 basis, even if the other underlying stock has appreciated. Under this scenario, the payment at maturity will be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each of the underlying stocks.

◾
Because the securities are linked to the performance of the worst performing underlying stock, you are exposed to a greater risk of and sustaining a significant loss on your investment than if the securities were linked to just one underlying stock.  The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying stock. With two underlying stocks, it is more likely that one or both of the underlying stocks will close below their respective trigger prices on the valuation date than if the securities were linked to only one underlying stock. Therefore, it is more likely that you will suffer a significant loss on your investment.

◾
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stocks,
◾	dividend yields on the underlying stocks,

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
◾	interest and yield rates in the market,
◾	the time remaining until the securities mature,
◾
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks, the equities markets generally and which may affect the final share prices of the underlying stocks,

◾	the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to its adjustment factor, and
◾	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.
The prices of the underlying stocks may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information About the Underlying Stocks—Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.
◾
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

◾
The initial estimated value of the securities will be less than the price to the public.  The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the securities, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time.  If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the underlying stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities.  These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities.  In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

◾
Our initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set.  The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
◾
No affiliation with Amazon.com, Inc. and The Walt Disney Company.  Amazon.com, Inc. and The Walt Disney Company (each, an “underlying company”) are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to the underlying companies in connection with this offering.

◾
We or our affiliates may have adverse economic interests to the holders of the securities.  RBCCM and other affiliates of ours may trade the shares of the underlying stocks and other financial instruments related to the underlying stocks on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stocks.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the underlying stocks and, accordingly, could affect the value of the securities and the amounts, if any, payable on the securities.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on that hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the valuation date, which could have an impact on the return of your securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
◾
We may engage in business with or involving an underlying company without regard to your interests.  We or our affiliates may presently or from time to time engage in business with an underlying company without regard to your interests and thus may acquire non-public information about the underlying company  Neither we nor any of our affiliates undertakes to disclose any of that information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to one or both underlying companies, which may or may not recommend that investors buy or hold an underlying stock.

◾
The historical performance of each underlying stock should not be taken as an indication of its future performance.  The price of the worst performing underlying stock will determine the amounts to be paid on the securities. The historical performance of each underlying stock does not give an indication of its future performance.  As a result, it is impossible to predict whether the price of each underlying stock will rise or fall during the term of the securities.  The prices of the underlying stocks will be influenced by complex and interrelated political, economic, financial and other factors.  The value of each underlying stock may decrease such that you may not receive any return of your investment.  There can be no assurance that the price of the worst performing underlying stock will not decrease so that at maturity you will not lose some or all of your investment.

◾
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.  RBCCM, as calculation agent, will adjust the amount adjustment factor for certain corporate events affecting an underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying company, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stocks.  For example, the calculation agent is not required to make any adjustments if an underlying company or anyone else makes a partial tender or partial exchange offer for an underlying stock, nor will adjustments be made following the valuation date.  If an event occurs that does not require the calculation agent to adjust the applicable adjustment factor, the market price of the securities may be materially and adversely affected.

◾
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial share prices, the final share prices, whether a market disruption event has occurred, whether to adjust the adjustment factors and the payment that you will receive at maturity, if any.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

◾
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stocks), including trading in the underlying stocks.  Some of our subsidiaries also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices, and, as a result, the price at which the underlying stocks must close in order for you to avoid being exposed to the negative price performance of the worst performing underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stocks on the valuation date, and the payout to you at maturity, if any.

◾
You must rely on your own evaluation of the merits of an investment linked to the underlying stocks.  In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying stocks may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

◾
The amount payable on the securities is not linked to the price of the underlying stocks at any time other than the valuation date.  The final share price will be based on the closing price of the worst performing underlying stock on the valuation date, subject to adjustment for non-business days and certain market disruption events. Even if the price of the worst performing underlying stock appreciates, or decreases by no more than 30%, prior to the valuation date but then decreases by the valuation date to a price that is less than the trigger price, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the price of the worst performing underlying stock prior to that decrease. Although the actual price of the worst performing underlying stock on the stated maturity date or at other times during the term of the securities may be higher than its final share price, the payment at maturity will be based solely on the closing price of the worst performing underlying stock on the valuation date.

◾
We will not hold any shares of the underlying stocks for your benefit.  The indenture and the terms governing the securities do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the underlying stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

◾
Significant aspects of the tax treatment of the securities are uncertain.  The tax treatment of an investment in the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Trigger Jump Securities Based on the Worst Performing of the Common Stock of Amazon.com, Inc. and the Common Stock of The Walt Disney Company due August 26, 2021 Principal at Risk Securities
Additional Terms of the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Closing price of the underlying stocks:
The “closing price” for each underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:
(i)       if the underlying stock (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed,
(ii)      if the underlying stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or
(iii)      if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.
If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available under the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the underlying stock (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Adjustment factor:
With respect to each underlying stock, 1.0, subject to adjustment.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.
1. If an underlying stock is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in the stock split or reverse stock split with respect to one share of such underlying stock.
2. If an underlying stock is subject (i) to a stock dividend (issuance of additional shares of underlying stock) that is given ratably to all holders of such underlying stock or (ii) to a distribution of shares of such underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and such underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of such underlying stock and (ii) the prior adjustment factor.
3. If an underlying company issues rights or warrants to all holders of an underlying stock to subscribe for or purchase such underlying stock at an exercise price per share less than the closing price of such underlying stock on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the securities, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of such underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of such underlying stock offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of such underlying stock outstanding

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immediately prior to the issuance of the rights or warrants plus the number of additional shares of such underlying stock which the aggregate offering price of the total number of shares of such underlying stock so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.
4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to an underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to an underlying stock will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such underlying stock by an amount equal to at least 10% of the closing price of such underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in such underlying stock on the primary U.S. organized securities exchange or trading system on which such underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to an underlying stock, the adjustment factor with respect to such underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for an underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on an underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.
5. If (i) there occurs any reclassification or change of an underlying stock, including, without limitation, as a result of the issuance of any tracking stock or similar security by the underlying stock issuer, (ii) such underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of such underlying stock issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) such underlying stock issuer is liquidated, (v) such underlying stock issuer issues to all of its shareholders equity securities of an issuer other than such underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such underlying stock (any event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:
If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than its cash value, we will deliver at maturity to DTC, as holder of the securities, a pro rata share of each such type of exchange property.  We expect that the exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on the cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.
For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

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Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document to “an underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” will be deemed to refer to the applicable unit or units of the exchange property, unless the context otherwise requires.
No adjustment to an adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.
No adjustments to an adjustment factor or method of calculating the applicable adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final share prices of the underlying stocks, including, without limitation, a partial tender or exchange offer for an underlying stock.
The calculation agent will be solely responsible for the determination and calculation of any adjustments to each adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.
The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made under paragraph 5 above upon written request by any investor in the securities.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing as to one or both underlying stocks, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the applicable underlying stock will nevertheless be determined as set forth above under “—Closing price of the underlying stocks.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement. For the avoidance of doubt, if the determination of the final share price of an underlying stock is not affected by the circumstances in this paragraph, then the determination of its final share price will not be so postponed.

Market disruption events:
“Market disruption event” means:
(a)  a suspension, absence or material limitation of trading of an underlying stock on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for an underlying stock as a result of which the reported trading prices for an underlying stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to an underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and
(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.
For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to an underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to an underlying stock are traded will not include any.

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time when that securities market is itself closed for trading under ordinary circumstances
Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 securities
Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because a beneficial owner or Payment Recipient:
(i)      with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)      who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)      who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)      who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.    the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)    who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant

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tax authority; or
(vi)    who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

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Information About the Underlying Stocks
Amazon.com, Inc.
Amazon.com, Inc. is an on-line retailer that offers a wide range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers.
AMZN is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by this company under the Exchange Act can be located by reference to the SEC CIK number 0001018724 through the website at www.sec.gov.  In addition, information regarding this underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding this underlying company is accurate or complete.
Information as of market close on August 20, 2019:
Bloomberg Ticker Symbol:	AMZN	52 Weeks Ago:	$1,876.71
Exchange:	Nasdaq	52 Week High (on 9/4/2018):	$2,039.51
Current Stock Price:	$1,801.38	52 Week Low (on 12/24/2018):	$1,343.96
The table below sets forth the published high and low closing prices of AMZN for each quarter from January 1, 2014 through August 20, 2019. The graph below sets forth the daily closing prices of AMZN for this period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of AMZN should not be taken as an indication of its future performance, and no assurance can be given as to the price of AMZN at any time, including the valuation date.
Common Stock of Amazon.com, Inc. (CUSIP 023135106)	High ($)	Low ($)

2014
First Quarter	407.05	336.52
Second Quarter	342.99	288.32
Third Quarter	360.84	307.06
Fourth Quarter	338.64	287.06
2015
First Quarter	387.83	286.95
Second Quarter	445.99	370.26
Third Quarter	548.39	429.70
Fourth Quarter	693.97	520.72
2016
First Quarter	636.99	482.07
Second Quarter	728.24	586.14
Third Quarter	837.31	725.68
Fourth Quarter	844.36	719.07
2017
First Quarter	886.54	753.67
Second Quarter	1,011.34	884.67
Third Quarter	1,052.80	938.60
Fourth Quarter	1,195.83	957.10
2018
First Quarter	1,598.39	1,189.01
Second Quarter	1,1750.08	1,371.99
Third Quarter	2,039.51	1,693.96
Fourth Quarter	2,004.36	1,343.96
2019
First Quarter	1,819.26	1,500.28
Second Quarter	1,962.46	1,692.69
Third Quarter (through 8/20/2019)	2,020.99	1,762.96

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Common Stock of Amazon.com, Inc. – Historical Closing Prices January 1, 2014 to August 20, 2019

* The red solid line indicates the trigger price, based on the hypothetical initial share price of $1,801.38, which was the closing price of AMZN on August 20, 2019.

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The Walt Disney Company
The Walt Disney Company is an entertainment company with operations in media networks, park experiences, consumer products, studio entertainment and direct-to-consumer networks and channels.
DIS is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by this underlying company under the Securities Exchange Act can be located by reference to the SEC CIK number 0001744489 through the website at www.sec.gov.  In addition, information regarding this underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding this underlying company is accurate or complete.
Information as of market close on August 20, 2019:
Bloomberg Ticker Symbol:	DIS	52 Weeks Ago:	$111.99
Exchange:	NYSE	52 Week High (on 7/29/2019:	$146.39
Current Stock Price:	$135.13	52 Week Low (on 12/24/2018:	$100.35
The table below sets forth the published high and low closing prices of the DIS for each quarter from January 1, 2014 through August 20, 2019. The graph below sets forth the daily closing prices of the DIS from January 1, 2014 through August 20, 2019. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of DIS should not be taken as an indication of its future performance, and no assurance can be given as to the price of DIS at any time, including the valuation date.
Common Stock of The Walt Disney Company (CUSIP 254687106)	High ($)	Low($)

2014
First Quarter	83.34	69.99
Second Quarter	85.74	77.01
Third Quarter	90.94	85.03
Fourth Quarter	95.50	81.74
2015
First Quarter	108.43	90.96
Second Quarter	114.99	105.43
Third Quarter	121.69	95.36
Fourth Quarter	120.07	102.67
2016
First Quarter	102.98	88.85
Second Quarter	106.60	94.38
Third Quarter	100.20	91.72
Fourth Quarter	105.56	90.83
2017
First Quarter	113.39	106.08
Second Quarter	115.84	103.94
Third Quarter	110.61	97.06
Fourth Quarter	111.81	96.93
2018
First Quarter	112.47	98.54
Second Quarter	108.85	98.66
Third Quarter	116.94	104.04
Fourth Quarter	118.90	100.35
2019
First Quarter	115.25	106.33
Second Quarter	142.02	111.96
Third Quarter (through August 20, 2019)	146.39	132.85

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Common Stock of The Walt Disney Company – Historical Closing Prices January 1, 2014 to August 20, 2019

* The red solid line indicates the trigger price, based on the hypothetical initial share price of $135.13, which was the closing price of DIS on August 20, 2019.
This document relates only to the securities offered hereby and does not relate to DIS, AMZN or other securities of the underlying companies.  We have derived all disclosures contained in this document regarding the underlying stocks from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to the underlying companies.  Neither we nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the underlying companies is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of AMZN or DIS (and therefore the price of AMZN or DIS at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value received at maturity with respect to the securities and therefore the value of the securities.
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of AMZN or DIS.

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Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. This discussion applies only to U.S. holders and non-U.S. holders that will purchase the securities upon original issuance and will hold the securities as capital assets for U.S. federal income tax purposes.  In addition, the discussion below assumes that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any underlying company would be treated as a “U.S. real property holding corporation,” within the meaning of Section 897 of the Code. If an underlying company were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-U.S. holder. You should refer to any available information filed with the SEC and other authorities by each underlying company and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security with terms described in this document as a pre-paid cash-settled derivative contract linked to the underlying stocks for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments.  Alternative tax treatments of the securities are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though the holder will not receive any payments from us prior to maturity. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those

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described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange, or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to the payments made on the securities.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the securities is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent quarterly coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent quarterly coupon payments. No assurance can be provided on the proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of any gain upon the sale, exchange or maturity of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that state that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is

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possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying shares or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying shares or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. We will not be required to pay any additional amounts in respect of such withholding.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. However, regulations proposed in December 2018 indicate an intent to eliminate the requirement under FATCA of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay additional amounts with respect to any FATCA withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the securities.

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Use of Proceeds and Hedging
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.
Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest
Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM.  RBCCM will act as agent for the securities and will receive a fee of $0.25 per $10 stated principal amount and will pay to MSWM a fixed sales commission of $0.20 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.
We expect that delivery of the securities will be made against payment for the securities on or about August 28, 2019, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). We expect to deliver the securities on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 12 months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the securities. Accordingly, the securities may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the securities who subsequently sells any of the securities in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.
The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
Structuring the Securities
The securities are our debt securities, the return on which is linked to the performance of the underlying stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this

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document, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stocks, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the securities will be less than the price to the public” above.
Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

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